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                                                                    Exhibit 23.3

                         Independent Auditors' Consent
                         -----------------------------


The Board of Directors
Morris Multimedia, Inc.:

We consent to the use of our report included in the Nexstar Broadcasting Group, Inc. registration statement (No. 333-86994) on Form S-1 of our report dated March 17, 2003, with respect to the combined balance sheet of United Broadcasting Corporation and subsidiary and Morris Network of Alabama, Inc. as of September 30, 2002, and the related combined statements of income, stockholder's equity, cash flows for the year ended September 30, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Jacksonville, Florida
November 17, 2003